Exhibit 10.1

2008 ANNUAL INCENTIVE PERFORMANCE PROGRAM

This document sets forth the 2008 Annual Incentive Performance (AIP) Program applicable to top management employees (“Employee”) of Lydall, Inc. or one of its subsidiaries. Operating income used for bonus calculations in this program will be based on audited financial results.

1.

Target Bonus Percentage is the percentage of your Base Salary as determined on January 1st of each Program Year or date of hire for new entrants. Changes made to a Target Bonus Percentage will only be effective on January 1st of a Program Year.

2.	Base Salary is your regular earnings as an eligible participant, as indicated on your final paycheck in the current Program Year, plus any separately recorded holiday and vacation pay. Base Salary will be reduced by earnings attributed to any leave of absence.

3.	Your Target Bonus Percentage allocation:

For Corporate Headquarters participants, the target bonus percentage is based on consolidated operating income results. For business unit participants, the target bonus percentage is a combination of business unit and consolidated operating income as outlined below:

	Consolidated Operating Income Plan	Business Unit Operating Income Plan
Corporate Participants	100%	—
Business Unit Presidents	50%	50%
Business Unit Top Mgt	30%	70%

4.	Business Units

•	Corporate Office

•	Performance Materials

•	North American Automotive

•	European Automotive

•	Ossipee

•	Charter Medical

•	Transport

5.	Earned Bonus Criteria:

For Corporate Headquarters participants, a bonus is earned when the consolidated operating income thresholds, as outlined below, are met. For business unit participants, bonus is earned when either the consolidated operating income thresholds or business unit operating income thresholds, as outlined below, are met. Earning a bonus in one category is not contingent on the other.

Payout Earned	Consolidated Operating Income Plan Thresholds	Business Unit Operating Income Plan Thresholds
50% Payout	80% - 89%	80% - 89%
70% - 97% Payout (1)	90% to 99%	90% to 99%
100% Payout	100%	100%

(1)	Achievement of 90% of the respective Plan Threshold results in a 70% payout. For each additional 1% of the respective Plan Threshold that is achieved (rounded to the nearest whole number) the payout will increase by 3%. For example, achievement of 91% of the respective Plan Threshold will result in a 73% payout; achievement of 92% of the respective Plan Threshold will result in a 76% payout, and so forth.

6.	Exceeding Plan Targets

If the consolidated operating income plan is exceeded, 30 percent of the excess will be allocated to a pool for program participants up to a maximum of 10 percent of the total “target bonus” pool. Corporate Headquarters participants will start earning excess bonus when consolidated operating income exceeds the 100% plan threshold. Business unit participants will start earning excess bonus when consolidated operating income exceeds the 100% plan threshold, and their respective business unit operating income plan 100% threshold has been achieved. The maximum bonus that can be earned by a participant is 1.1x of the individual’s target bonus. The excess pool will be allocated in relation to the participant’s target bonus percentage.

7.	Eligibility

Employee’s who are top managers are eligible to participate in the Program if they hold a position of Officer of Lydall, Inc., (which includes the Business Unit Presidents), or are a management direct report of an Officer. The CEO may elect in writing to include a limited number of other key individuals in this Program at his discretion.

8.	Terms and Conditions

a) Payment Date The bonus will be paid within 30 days following the date on which Lydall’s public auditors have completed their year-end audit, but no later than March 15.

b) Active Employment Condition Bonus compensation is only payable to the Employee if they remain actively employed by a Lydall company through December 31st of the applicable year-end. If the Employee is unable to carry out responsibilities through the end of the applicable year due to death or full disability, a pro-rated bonus will be paid if the employee’s business unit has earned a bonus.

c) Termination Any bonus earned under this program on December 31st may be eliminated by Lydall if at any time the Employee is terminated by Lydall for “cause” before payment is made. “Cause” is defined as acts of dishonesty or fraud; conviction of a felony or crime involving moral turpitude; willful material breach of the employee’s duties and responsibilities; habitual neglect or insubordination; or breach of the Non-competition and Confidentiality Agreement.

d) No Guarantee Participation in the program provides no guarantee that a bonus under the program will be paid. No bonus will be paid to the extent that it would cause the Company to violate any financial obligations it may have under any agreements.

e) Modifications, Amendments, or Termination of the Program The Chief Executive Officer and the Chief Financial Officer, have the sole authority to modify, amend, or terminate the provisions of this Program at any time, subject to Compensation Committee approval. This is not an ERISA regulated program.